Exhibit 32.1

Certifications of Acting Principal Executive Officer

Pursuant to Section 906

Of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350)

The undersigned, the President and Chief Executive Officer of Inoriv, Inc. (the “Company”), hereby certifies that, to the best of his knowledge:

(a)	the Form 10-Q Quarterly Report of the Company for the three and six months ended March 31, 2021 filed with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/ Robert W. Leasure, Jr.
Robert W. Leasure, Jr. President and Chief Executive Officer Date: May 14, 2021